Exhibit 99.1

PEABODY ENERGY Statement
CONTACT: Kirsty McDonald (314) 342-7562

FOR IMMEDIATE RELEASE
December 9, 2013

PEABODY ENERGY ANNOUNCES CLOSURE OF WILKIE CREEK MINE IN AUSTRALIA

ST. LOUIS, Dec. 9 - Peabody Energy today announced that it will cease production at the Wilkie Creek Mine in Queensland’s Surat Basin and close the mine by the end of 2013. Approximately 200 employees and contractors at the mine have been notified of the closure.

“We have completed our strategic review of the Wilkie Creek Mine, and we have begun the process of winding down operations,” said Peabody Energy Australia President Charles Meintjes. “We thank the employees at Wilkie Creek for their hard work and dedication. We are committed to minimizing the impact of the closure on our employees, their families and the local community, and we intend to work with employees regarding redeployment to other operations where possible.”

Peabody is a leading coal producer and reserve holder in Australia with 11 operations in Queensland and New South Wales. Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

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